Exhibit 10.2

CONTRIBUTION AGREEMENT

AMONG

LONE STAR TECHNOLOGIES, INC.,

WELSPUN PIPES, INC.

AND

WELSPUN-LONE STAR TUBULARS LLC

Dated as of December 20, 2006

i

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of December, 2006, by and among Lone Star Technologies, Inc., a Delaware corporation (“Lone Star”), Welspun Pipes, Inc., a Delaware corporation (“Welspun”), and Welspun-Lone Star Tubulars LLC, a Delaware limited liability company (the “Company”).  Each of Lone Star and Welspun are periodically referred to herein as a “Member” and collectively as the “Members.”

WHEREAS, Lone Star and Welspun have caused the Company to be formed on December 19, 2006, as a limited liability company under the Act (the “Act”);

WHEREAS, Lone Star owns 40% and Welspun owns 60% of the outstanding interest in the Company; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Lone Star and Welspun desire to make certain contributions to the Company, and the Company desires to accept such contributions from Lone Star and Welspun;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined Terms.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, Delaware Code Annotated as it may be amended from time to time, and any successor to such Act.

“Actions” means any suit, action, claim, hearing, administrative action, demand letter, investigation by any Governmental Authority, notice of violation, or proceeding arising out of any violation or alleged violation of any Law, breach or alleged breach of any Contract or violation or alleged violation relating to any Person.

“Affiliate” of a specified person (the “Specified Person”) means any Person (a) who, directly or indirectly, controls, is controlled by, or is under common control with the Specified Person, (b) who, directly or indirectly, owns or controls more than fifty percent (50%) of the Specified Person’s outstanding voting securities or equity interests, (c) of whom the Specified Person, directly or indirectly, owns or controls more than fifty percent (50%) of the outstanding voting securities or equity interests or (d) who has the right, directly or indirectly, to appoint or elect more than fifty percent (50%) of the Specified Person’s board of directors or equivalent managing body.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Ancillary Agreement” means each of the JV Agreement, the Mutual Services Agreement, the Lone Star Trademark License and the Welspun Trademark License.

“Arbitration” has the meaning set forth in Section 11.10 hereof.

“Business Day” shall have the meaning set forth in the JV Agreement.

“Capital Contribution” means the total amount of cash, property, services rendered, a promissory note or other obligation to contribute cash or property or perform services, or other valuable consideration contributed to the Company by each Member pursuant to the terms of this Agreement.  Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

“Certificate of Formation” means the Certificate of Formation of the Company, as amended or restated from time to time, filed with the Secretary of State of Delaware.

“Charter Documents” means the limited liability company agreement, limited partnership agreement, certificate or articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, articles of association or other governing documents, as applicable, of the Person in question, as may be in effect from time to time.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, dated June 22, 2006, between Lone Star and Welspun Parent.

“Contract” means any contract, agreement, instrument, commitment or other binding arrangement, whether written or oral.

“Governmental Authority” means any authority, regulatory or administrative agency, commission, department, board, bureau, agency, instrumentality or court of the United States of America or any other nation or sovereign state, any federal, bilateral, or multilateral governmental authority, any state, possession, territory, county, district, city, or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

“JV Agreement” means that certain Limited Liability Company Agreement, dated as of the date hereof, by and between Lone Star and Welspun.

“Knowledge” is deemed to include knowledge, information and belief which a party would have if the party had made all reasonable enquiries and includes the knowledge, information and belief of its directors, officers and employees.

“Interest” refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Certificate of Formation, this Agreement and the Act.

“Law” means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, permit, agreement, Order or injunction of or with any Governmental Authority, and includes, without limitation, rules or regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

“LCIA” has the meaning set forth in Section 11.10 hereof.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any debt, loss, damage, adverse claim, adverse Action, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

 “Lone Star” has the meaning set forth in the introductory paragraph hereof.

“Lone Star Indemnified Parties” has the meaning set forth in Section 10.2(a) hereof.

“Lone Star Trademark License” means the Lone Star Trademark License, dated as of the date hereof, between Lone Star and the Company.

“Loss” and “Losses” have the meaning set forth in Section 10.2(a) hereof.

“Material Adverse Effect” has the meaning set forth in the JV Agreement.

“Members” means Lone Star and Welspun.

“Mutual Services Agreement” means the Mutual Services Agreement, dated as of the date hereof, between Lone Star and Welspun Parent.

“Net Cash Flow” has the meaning set forth in the JV Agreement.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, delivered or sent in the manner set forth in Section 11.12 hereof.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, joint venture, trust, estate or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Sole Arbitrator” has the meaning set forth in Section 11.10 hereof.

“Specified Person” has the meaning set forth in the definition of Affiliate.

“Survival Period” has the meaning set forth in Section 10.1 hereof.

“Third Party Claim” has the meaning set forth in Section 10.3(b) hereof.

“Transfer Taxes” has the meaning set forth in Section 10.5 hereof.

“UNCITRAL” has the meaning set forth in Section 11.10 hereof.

“Welspun” has the meaning set forth in the introductory paragraph hereof.

“Welspun Capital Contributions Obligations” has the meaning set forth in Section 11.15 hereof.

 “Welspun Indemnified Parties” has the meaning set forth in Section 10.2(b) hereof.

“Welspun Parent” has the meaning set forth in Section 11.15 hereof.

“Welspun Trademark License” means the Welspun Trademark License, dated as of the date hereof, between Welspun Parent and the Company.

ARTICLE 2

CONTRIBUTION

2.1           Contribution by Lone Star.

(a)           At the Closing, upon the terms and subject to the conditions contained herein, Lone Star shall contribute $4,000,000 in cash, in immediately available funds, to the Company; provided, however, that Lone Star’s cash contribution payable at Closing may be reduced or eliminated as provided in Section 3.2(a)(i) of the JV Agreement.

(b)           In addition, Lone Star commits to make the Capital Contributions in cash as required by Section 3.2(b) of the JV Agreement, subject to the terms and conditions of the JV Agreement.

2.2           Contribution by Welspun.

(a)           At the Closing, upon the terms and subject to the conditions contained herein, Welspun shall contribute $6,000,000 in cash, in immediately available funds, to the Company; provided, however, that Welspun’s cash contribution payable at Closing may be reduced or eliminated as provided in Section 3.2(a)(ii) of the JV Agreement.

(b)           In addition, Welspun commits to make the Capital Contributions in cash as required by Section 3.2(b) of the JV Agreement, subject to the terms and conditions of the JV Agreement.

ARTICLE 3

CLOSING

3.1           Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201 at 10:00 a.m. (Dallas, Texas time) on the later of: (i) December 26, 2006 and (ii) the third (3rd) Business Day after the conditions set forth in Article 8 hereof have been satisfied or waived by the party entitled to do so, or at such other date, time and/or place as may mutually be agreed upon by the parties hereto.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

ARTICLE 4

DELIVERABLES

4.1           Items to Be Delivered by Welspun.  Simultaneously with the Closing, Welspun shall deliver or transfer or cause to be delivered or transferred, as the case may be:

(a)           a duly executed JV Agreement; and

(b)           the Capital Contribution required by Section 2.2(a);

(c)           the Closing certificate referred to in Section 8.2(c);

(d)           to the Company, a duly executed Mutual Services Agreement;

(e)           to the Company, a duly executed Welspun Trademark License; and

(f)            a properly completed and executed IRS Form W-9.

4.2           Items to Be Delivered by Lone Star.  Simultaneously with the Closing, Lone Star shall deliver or cause to be delivered:

(a)           a duly executed JV Agreement;

(b)           the Capital Contribution required by Section 2.1(a);

(c)           the Closing certificate referred to in Section 8.1(c);

(d)           to the Company, a duly executed Mutual Services Agreement;

(e)           to the Company, a duly executed Lone Star Trademark License; and

(f)            a properly completed and executed IRS Form W-9.

4.3           Items to Be Delivered by the Company.  Simultaneously with the Closing, the Company shall deliver or transfer or cause to be delivered or transferred, as the case may be:

(a)           a duly executed Mutual Services Agreement;

(b)           to Welspun Parent, a duly executed Welspun Trademark License; and

(c)           to Lone Star, a duly executed Lone Star Trademark License.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF WELSPUN

Welspun hereby represents and warrants to Lone Star that:

5.1           Existence and Good Standing.  Welspun is validly existing and in good standing under the Laws of Delaware and is duly qualified to do business in all jurisdictions where it is so required to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  Welspun Parent is validly existing under the Laws of India and is duly qualified to do business in all jurisdictions where it is so required to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

5.2           Authorization of Agreement.

(a)           Each of Welspun and Welspun Parent has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and each of Welspun and Welspun Parent has all requisite corporate power and authority to perform all of its respective obligations under this Agreement and the Ancillary Agreements, in each case, to which it is a party.  Each of Welspun Parent and Welspun has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party.

(b)           The execution and delivery of this Agreement and the Ancillary Agreements to which Welspun and Welspun Parent is a party does not require Welspun or Welspun Parent to obtain any approval or consent of, or make any notice to or filing with, any Person or Governmental Authority, other than approvals, consents, notices and filings obtained or made prior to the date hereof or as listed on Schedule 5.2(b) hereto.

(c)           Following execution and delivery by the parties hereto or thereto, this Agreement and each of the Ancillary Agreements to which Welspun and Welspun Parent is a party will constitute the legal, valid and binding obligations of Welspun and Welspun Parent, as applicable, enforceable in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally, or (ii) limitations imposed by applicable Law or equitable principles upon the enforceability of any of the remedies, covenants or other provisions of this Agreement or such Ancillary Agreements and upon the availability of injunctive relief or other equitable remedies.

5.3           Conflicts; Consents of Third Parties.  Subject to obtaining any consents or approvals or making any notice or filing referred to on Schedule 5.3 hereto and except for the Permits listed on Schedule 5.3, the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which Welspun and Welspun Parent is a party does not conflict with or result in a violation of (i) the Charter Documents of Welspun or Welspun Parent, (ii) any Law or Order applicable to Welspun, Welspun Parent or any of their respective assets and properties or, (iii) currently or with the passage of time, any Contract or Permit to which Welspun or Welspun Parent is a party or by which any of the properties or assets of Welspun or Welspun Parent are bound.  There are no Actions pending or, to the Knowledge of Welspun and Welspun Parent, threatened against Welspun or Welspun Parent relating to or affecting Welspun, Welspun Parent or any of their respective assets and properties that could reasonably be expected to result in the issuance of an Order (i) restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which Welspun or Welspun Parent is a party or (ii) that would be likely to result in a Material Adverse Effect.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF LONE STAR

Lone Star hereby represents and warrants to Welspun that:

6.1           Existence and Good Standing.  Lone Star is validly existing and in good standing under the Laws of Delaware and is duly qualified to do business in all jurisdictions where it is so required to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

6.2           Authorization of Agreement.

(a)           Lone Star has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and Lone Star has all requisite corporate power and authority to perform all of its respective obligations under this Agreement and the Ancillary Agreements to which Lone Star is a party.  Lone Star has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Lone Star is a party.

(b)           The execution and delivery of this Agreement and the Ancillary Agreements to which Lone Star is a party does not require Lone Star to obtain any approval or consent of, or make any notice to or filing with, any Person or Governmental Authority, other than approvals, consents, notices and filings obtained or made prior to the date hereof or as listed on Schedule 6.2(b) hereto.

(c)           Following execution and delivery by the parties hereto or thereto, this Agreement and each of the Ancillary Agreements to which Lone Star is a party will constitute Lone Star’s legal, valid and binding obligations, enforceable in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally or (ii) limitations imposed by applicable Law or equitable principles upon the enforceability of any of the remedies, covenants or other provisions of this Agreement or such Ancillary Agreements and upon the availability of injunctive relief or other equitable remedies.

6.3           Conflicts; Consents of Third Parties.  Subject to obtaining any consents or approvals or making any notice or filing referred to on Schedule 6.3 hereto, the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which Lone Star is a party does not conflict with or result in a violation of (i) the Charter Documents of Lone Star, (ii) any Law or Order applicable to Lone Star or any of its assets and properties or (iii) any Contract or Permit to which Lone Star is a party or by which any of the properties or assets of Lone Star are bound.  There are no Actions pending or, to the Knowledge of Lone Star, threatened against Lone Star relating to or affecting Lone Star’s assets and properties that could reasonably be expected to result in the issuance of an Order (i) restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which Lone Star is a party or (ii) that would be likely to result in a Material Adverse Effect.

ARTICLE 7

COVENANTS

7.1           Other Actions.  Each party hereto shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

8.1           Conditions Precedent to Obligations of Welspun.  The obligations of Welspun to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived expressly in writing by Welspun in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Lone Star contained herein qualified as to materiality shall be true and correct, and all representations and warranties of Lone Star contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date; it being understood that, to the extent any such representation or warranty was made as of a specified date, the same shall continue on the Closing Date to be true and correct as of the specified date;

(b)           Lone Star shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Lone Star on or prior to the Closing Date;

(c)           Welspun shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Welspun) executed by the chief executive officer of Lone Star certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b);

(d)           Lone Star shall have executed and/or delivered to Welspun at the Closing all of the documents required to be executed and/or delivered by it pursuant to Section 4.2;

(e)           the Company shall have executed and delivered or caused to be delivered to Welspun at the Closing all of the documents required to be executed and delivered by the Company pursuant to Section 4.3; and

(f)            no Legal Proceedings shall have been instituted or threatened or claim or demand made against Lone Star, the Company or Welspun seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

8.2           Conditions Precedent to Obligations of Lone Star.  The obligations of Lone Star to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived expressly in writing by Lone Star in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Welspun contained herein qualified as to materiality shall be true and correct, and each of the representations and warranties of Welspun contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date; it being understood that, to the extent any such representation or warranty was made as of a specified date, the same shall continue on the Closing Date to be true and correct as of the specified date;

(b)           Welspun shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Welspun on or prior to the Closing Date;

(c)           Lone Star shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Lone Star) executed by an officer of Welspun certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b);

(d)           Welspun shall have executed and/or delivered to the Lone Star at the Closing all of the documents required to be executed and/or delivered by Welspun pursuant to Section 4.1;

(e)           the Company shall have executed and delivered or caused to be delivered to Lone Star at the Closing all of the documents required to be executed and delivered by the Company pursuant to Section 4.3; and

(f)            no Legal Proceedings shall have been instituted or threatened or claim or demand made against Lone Star, the Company or Welspun seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE 9

TERMINATION

9.1           Termination of Agreement.  This Agreement may only be terminated prior to the Closing as follows:

(a)           by the written agreement of Lone Star and Welspun;

(b)           by either Lone Star or Welspun if the Closing shall not have occurred on or prior to December 31, 2006; provided that the terminating party is not in material breach of its obligations under this Agreement;

(c)           by either Lone Star or Welspun if there shall be in effect a final non-appealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           by Lone Star, if Welspun or Welspun Parent becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency Law, or winds up or liquidates, voluntarily or otherwise;

(e)           by Welspun, if Lone Star becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency Law, or winds up or liquidates, voluntarily or otherwise;

(f)            by either Lone Star or Welspun if, prior to the Closing Date, the other party (or its guarantor) is in material breach of any representation, warranty,

covenant or agreement herein contained and such breach shall not have been cured within ten (10) days after the date a Notice of default is delivered to the counterparty by the party claiming such material default; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any party who is in material breach of this Agreement at the time Notice of termination is delivered; or

(g)           by either Lone Star or Welspun, if the JV Agreement is terminated.

9.2           Procedure for Termination.  The termination of this Agreement pursuant to Section 9.1(b) — 9.1(g) shall be effectuated by the delivery of a written Notice of such termination from the party terminating this Agreement to the other party.

9.3           Effect of Termination.  If this Agreement is terminated in accordance with Section 9.1 and the transactions contemplated hereby are not consummated:

(a)           Each party shall redeliver all documents, work papers and other materials of the other party hereto, and all copies of any such materials, relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

(b)           Neither party hereto shall have any Liability or further obligation to the other party to this Agreement resulting from such termination except: (i) that Article 11 and this Section 9.3 shall remain in full force and effect and the parties shall have the obligations stated therein, and (ii) no party waives any claim or right for damages against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth herein.

(c)           The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Article 9 shall relieve the parties of their obligations under the Confidentiality Agreement.

ARTICLE 10

INDEMNIFICATION

10.1         Survival of Representations, Warranties and Covenants.

The representations and warranties of the parties contained in this Agreement or any certificate delivered pursuant hereto shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that the representations and warranties (a) of Welspun set forth in Section 5.1 (existence and good standing) and Section 5.2 (authorization of agreement) shall survive the Closing indefinitely, (b) of Lone Star set forth in Section 6.1 (existence and good standing) and Section 6.2 (authorization of agreement) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and

10.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given Notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3 before the termination of the applicable Survival Period.

10.2         Indemnification.

(a)           Subject to Sections 10.1 and 10.4, Welspun hereby agrees to indemnify and hold Lone Star and its Affiliates and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Lone Star Indemnified Parties”) harmless from and against, and pay to the applicable Lone Star Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, Actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i)            based upon, attributable to or resulting from the failure of any of the representations or warranties made by Welspun in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; or

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Welspun under this Agreement.

(b)           Subject to Section 10.1 and 10.4, Lone Star hereby agrees to indemnify and hold Welspun and its Affiliates and their respective directors, officers, employees, stockholders, partners, members, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Welspun Indemnified Parties”) harmless from and against, and pay to the applicable Welspun Indemnified Parties the amount of, any and all Losses:

(i)            based upon, attributable to or resulting from the failure of any of the representations or warranties made by Lone Star in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date; or

(ii)           based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Lone Star under this Agreement.

(c)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.3         Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a Third Party Claim may be asserted by Notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article 10.

(b)           In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause Notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt Notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 10.3(b), the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) days of the indemnified party’s Notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents, personnel and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 10.3(b) to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to any Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party Notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such Notice.

(d)           At the sole discretion of Lone Star or Welspun, as the case may be, if it is the indemnified party, it may elect to recover all or any portion of such sums that are due and owing from the Net Cash Flow due to either Lone Star or Welspun, as the case may be, under Section 4.3 of the JV Agreement or cash distributions upon dissolution under Section 9.3 of the JV Agreement.

10.4         Indemnification for Breaches of Representations and Warranties.

For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

10.5         Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, real property transfer and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby, including the acquisition by Lone Star or the transfer by Lone Star to the Company of real property (“Transfer

Taxes”) will be borne by the Company, regardless of the person liable for such Transfer Taxes under applicable Law.

ARTICLE 11

MISCELLANEOUS

11.1         Waiver of Default.

No consent or waiver, express or implied, by any party hereto with respect to any breach or default by another party hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of a party to complain of any act or failure to act of another party or to declare such party in default shall not be deemed or constitute a waiver by a party of any rights hereunder.

11.2         Amendment.

This Agreement shall not be altered, modified or changed except by an amendment approved in writing by Welspun and Lone Star.

11.3         No Third Party Rights.

None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.  The parties hereto expressly retain any and all rights to amend this Agreement as herein provided.

11.4         Severability.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.5         Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that either Welspun or Lone Star may assign this Agreement to any of their respective controlled Affiliates without prior written consent so long as (i) such assignment does not hinder or delay the Closing, (ii) the party assigning this Agreement or any of its Liabilities hereunder shall remain liable hereunder notwithstanding such assignment and (iii) the other parties hereto shall be provided with prompt Notice of such assignment.  If Welspun or its assignee is the assigning party, Welspun Parent acknowledges and agrees to waive its rights to notice and consent of such assignment and acknowledges and agrees that such assignment shall not impact the guaranty set forth in Section 11.15, which shall remain in full force and effect.

11.6         Headings.

The headings of the articles and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.7         Word Meanings.

(a)           The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The singular shall include the plural, and vice versa, unless the context otherwise requires.

(c)           Any reference in this Agreement to $ shall mean U.S. dollars.  All monetary amounts referenced herein shall be, unless otherwise specifically referenced, U.S. dollar amounts.

(d)           When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

11.8         Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.9         Entire Agreement.

This Agreement, together with all schedules and exhibits hereto, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.10       Arbitration.

Except as provided in this Section 11.10, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be resolved exclusively by binding arbitration (the “Arbitration”) conducted before a single arbitrator (the “Sole Arbitrator”) in London, England, pursuant to the United Nations Commission on International Trade Law (“UNCITRAL”) rules and administered by the London Court of International Arbitration (“LCIA”).  The language of the arbitration shall be English.  Each Person involved in such arbitration shall pay its own legal fees and expenses in connection with any such arbitration and the Persons involved therein shall share equally the fees and expenses of the LCIA and the Sole Arbitrator.  The Sole Arbitrator shall be an attorney mutually agreed upon by the parties to the Arbitration or, if no agreement can be reached, to be determined by the LCIA.  All Arbitration proceedings and sessions shall be private and confidential, and no one other than the parties and their legal representatives may attend without the consent of the parties or by Order of the Sole Arbitrator.  All information disclosed in the course of any and all Arbitration proceedings and sessions shall be maintained in strict confidence except to the extent disclosure of any such information is required by Law.  The prevailing party shall be entitled to any appropriate relief (including monetary damages, if any), as well as reimbursement of all its actual costs (including Sole Arbitrator’s fees and fees payable to the LCIA) and attorneys’ fees from the opposing party or parties.  The decision of the Sole Arbitrator, and any award pursuant thereto, shall be final, binding and conclusive on the Persons involved therein and not be appealable on the merits.  Final judgment on any such decision and any award may be entered by a court of competent jurisdiction.  Notwithstanding the foregoing, this Section 11.10 shall not prohibit any Person from pursuing equitable relief (including immediate, preliminary and permanent injunctive relief) to which it may be entitled in any court of competent jurisdiction in order to preserve the status quo pending resolution of the dispute at issue.

11.11       Governing Law.

This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

11.12       Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Lone Star, to:

Lone Star Technologies, Inc.
15660 N. Dallas Pkwy., Suite 500
Dallas, TX 75248
United States of America
Facsimile:  +1 972-770-6471
Attn:  General Counsel

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Facsimile:  +1 214-746-7777
Attn: Mary R. Korby

If to Welspun, to:

Welspun Pipes, Inc.
c/o Welspun Gujarat Stahl Rohren Limited
Village Vadadla
Taluka Vagra
Dahej Road
Dist. Bharuch
Gujarat, India
Facsimile: +91 22 2490-8020/21
Attn: Executive Director

With a copy to:

Majmudar & Co.
96 Free Press House

Free Press Journal Road

Nariman Point

Mumbai (Bombay) 400 021

India
Facsimile: +91 22 6630-7252
Attn: Akil Hirani

11.13       Expenses.

Except as otherwise expressly provided in this Agreement, each Member will bear and be responsible for costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

11.14       Further Assurances.

Lone Star and Welspun each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

LONE STAR TECHNOLOGIES, INC.

By:	/s/ Rhys J. Best
	Name:	Rhys J. Best
	Title:	Chairman/CEO

SIGNATURE PAGE TO
CONTRIBUTION AGREEMENT

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

WELSPUN PIPES, INC.

By:	/s/ Akhil Jindal
	Name:	Akhil Jindal
	Title:	Authorized Signatory

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

WELSPUN-LONE STAR TUBULARS LLC

By:	/s/ Nikhil Amin
Name: Nikhil Amin
Title: Acting President